HOME LOAN
SERVICES
FORM OF ITEM 1123 CERTIFICATION OF SERVICER

Merrill Lynch Mortgage Investors, Inc.
250 Vesey Street
4 World Financial Center, 10th Floor
New York, New York 10080

LaSalle Bank National Association
135 South LaSalle Street
Suite 1511
Chicago, Illinois 60603
Attention: Global Securities and Trust Services - First Franklin Mortgage Loan Trust, Series 2006-FF18

Re:
Pooling and Servicing Agreement (the "Agreement"), dated as of December 1,2006, among Merrill Lynch Mortgage Investors, Inc., as depositor, Home Loan Services, Inc. f/k/a National City Home Loan Services, Inc., as servicer, and LaSalle Bank National Association, as trustee, relating to First Franklin Mortgage Loan Trust, Mortgage Loan Asset-Backed Certificates, Series 2006-FF18

I, Steven A. Baranet, Vice President of Home Loan Services, Inc. f/k/a National City Home Loan Services, Inc. (the "Servicer"), hereby certify that:

    (1)     A review of the activities of the Servicer during the preceding calendar year and of the performance of the Servicer under the Agreement has been made under my supervision; and

    (2)     To the best of my knowledge, based on such review, the Servicer has fulfilled all its obligations under the Agreement in all material respects throughout such year or a portion thereof, or, if there has been a failure to fulfill any such obligation in any material respect, I have specified below each such failure known to me and the nature and status thereof.

March 1, 2007

Home Loan Services, Inc.,
f/k/a National City Home Loan Services, Inc.
as Servicer

/s/ Steven A. Baranet
Steven A. Baranet
Vice President

Loan Services
P.O. Box 1838
Pittsburgh, PA 15230-1838

Home Loan Services is a subsidiary of Merrill Lynch Bank and Trust Co., FSB